UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2014

NanoString Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35980	20-0094687
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Fairview Avenue North, Suite 2000

Seattle, Washington 98109

(Address of principal executive offices, including zip code)

(206) 378-6266

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 8.01	Other Events.

On July 14, 2014 it was announced that Dr. Tina S. Nova, a member of the company’s Board of Directors, had accepted an offer of employment as Senior Vice President and General Manager, Oncology Business Unit of Illumina Inc. In accordance with our corporate governance principles adopted by the Board, Dr. Nova submitted her resignation from our board of directors, effective immediately, and the Board has accepted her resignation. In submitting her resignation, Dr. Nova did not express any disagreement on any matter relating to our operations, policies or practices.

Our board of directors, with Dr. Nova’s consent, has withdrawn her nomination to serve on our board of directors for election at the company’s 2014 Annual Meeting scheduled for Friday July 18, 2014. As a result of the withdrawal of Dr. Nova’s nomination as a director candidate, the board of directors has reduced the size of the board of directors from nine to eight members and the number of nominees to be elected at our annual meeting of stockholders from two to one. At the annual meeting, our stockholders will be asked to vote on the remaining director nominee: R. Bradley Gray.

Our annual meeting of stockholders is scheduled for Friday, July 18, 2014 at 9:30 am Pacific time. We will hold the annual meeting as previously scheduled. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014 will be presented for stockholder consideration at the annual meeting. Following consideration of such proposal, we intend to adjourn the annual meeting 9 a.m. on Monday, July 28, 2014 at the offices of Wilson Sonsini Goodrich & Rosati, P.C. at 701 Fifth Avenue, Suite 5100, Seattle WA 98105 to allow stockholders time to consider the additional disclosure set forth above and in our supplement filed with the SEC on the date hereof to our proxy statement for the annual meeting. When the annual meeting reconvenes, only the proposal regarding the election of Mr. Gray as Class I director to hold office until the 2017 annual meeting of stockholders or until his successor is duly elected and qualified will be presented for stockholder consideration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NanoString Technologies, Inc.

By:	/s/ R. Bradley Gray
R. Bradley Gray
President and Chief Executive Officer

Date: July 14, 2014